PROSPECTUS	Pricing Supplement Number 4349
March 29, 2006	Filed Pursuant to Rule 424(b)(3)
PROSPECTUS SUPPLEMENT	Dated May 3, 2006
March 29, 2006	Registration Statement No. 333-132807

GENERAL ELECTRIC CAPITAL CORPORATION

GLOBAL MEDIUM-TERM NOTES, SERIES A

(Floating Rate Notes)
Issuer:	General Electric Capital Corporation
Ratings:	Aaa/AAA
Trade Date:	May 3, 2006
Settlement Date (Original Issue Date):	May 8, 2006
Maturity Date:	September 15, 2014
Principal Amount:	US$250,000,000.00
Price to Public (Issue Price):	100.590% (plus accrued interest from and including March 15, 2006 to but excluding May 8, 2006)
Agents Commission:	0.370%
All-in Price:	100.220%
Accrued Interest:	$1,938,750
Net Proceeds to Issuer:	US$252,488,750
Interest Rate Basis (Benchmark):	LIBOR, as determined by LIBOR Telerate
Index Currency: Coupon:	U.S. Dollars Plus 0.26%
Re-Offer Spread (plus or minus):	Plus 0.17%
Index Maturity:	Three Months
Index Payment Period:	Quarterly
Interest Payment Dates:	Quarterly on each December 15, March 15, June 15 and September 15 of each year, commencing June 15, 2006 and ending on the Maturity Date

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Pricing Supplement Number 4349
Filed Pursuant to Rule 424(b)(3)
Dated May 3, 2006
Registration Statement No. 333-132807

Initial Interest Rate:	To be determined two London Business days prior to each Interest Reset Date

Interest Reset Periods and Dates:	Quarterly on each Interest Payment Date
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Day Count Convention:	Actual/360
Denominations:	Minimum of $1,000 with increments of $1,000 thereafter.
Call Dates (if any):	N/A
Call Notice Period:	N/A
Put Dates (if any):	N/A
Put Notice Period:	N/A
CUSIP:	36962GK94
ISIN:	US36962GK948
Common Code:	020149493

Additional Information:

Reopening of Issue:

The Notes are intended to be fully fungible and be consolidated and form a single issue for all purposes with the company's issues of US$750,000,000, US$250,000,000, US$100,000,000, US$70,000,000, US$100,000,000 and US$50,000,000 Floating Rate Notes due September 15, 2014 as described in the company's pricing supplement numbers 4063 dated September 14, 2004 as amended on September 16, 2004, 4074, dated September 24, 2004, 4131 dated January 31, 2005, 4136 dated February 2, 2005, 4203 dated June 21, 2005 and 4204 dated June 23, 2005, respectively.

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Pricing Supplement Number 4349
Filed Pursuant to Rule 424(b)(3)
Dated May 3, 2006
Registration Statement No. 333-132807

Plan of Distribution:

The Notes are being purchased by Morgan Stanley & Co. Incorporated (the "Underwriter"), as principal, at 100.590% of the aggregate principal amount less an underwriting discount equal to 0.370% of the principal amount of the Notes.

The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Additional Information:

At March 31, 2006, the Company had outstanding indebtedness totaling $359.920 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at March 31, 2006, excluding subordinated notes payable after one year, was equal to $357.254 billion.

Consolidated Ratio of Earnings to Fixed Charges

The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

Year Ended December 31,					Three Months ended March 31,
2001	2002	2003	2004	2005	2006

1.56	1.62	1.71	1.82	1.66	1.63

For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges.

Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.